Exhibit 99.2

MEREDITH CORPORATION INVESTOR CONFERENCE CALL

SECOND QUARTER OF FISCAL 2003

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith Corporation. Bill Kerr, our Chairman and Chief Executive Officer, and Suku Radia, our Chief Financial Officer, are in New York. Kevin O'Brien, President of our Broadcasting Group, is in San Francisco. Steve Lacy, President of our Publishing Group, and Tom Ferree, our Corporate Controller, are with me in Des Moines.

This morning we will discuss our results for the second quarter and first six months of fiscal 2003; provide an update on our guidance for the third quarter and all of fiscal 2003; and open the call to your questions.

Before our presentation, I will take care of a few "housekeeping" items.

First, this call is being webcast on our website - Meredith.com - and a replay will be available through February 4th. Our formal remarks will be posted to our website and will be filed as an 8-K with the SEC.

Second, when discussing our Broadcasting Group, we will use the term "same-station", which in all periods is adjusted to include KPTV in Portland, OR and to exclude the two Florida stations exchanged for KPTV in June 2002.

Third, to allow for more relevant comparisons, and unless specifically stated otherwise throughout this call, all comparative 2002 results are adjusted as if the amortization provisions of SFAS No. 142 had been in effect last fiscal year. Also, the $0.02 per share non-operating income, which was realized in the second quarter of fiscal 2002 and described in our press release this morning, has been excluded from comparisons. Furthermore, when describing net earnings for the six months of fiscal 2003, we are referring to net earnings before the charge in connection with a change in accounting principle related to SFAS No. 142, which was recorded in the first quarter of fiscal 2003.

Last, in today's call we will include statements that are considered forward-looking within the meaning of Federal securities laws. These statements are based on Management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.

Factors that could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices; postage rates; overall economic conditions; and world, national and local events that could interrupt broadcast television. A complete description of the Risk Factors can be found in our second quarter earnings release.

At this time, I'll turn the program to Bill.

BILL KERR

Thank you, Jim, and welcome to everyone. First as many of you know, I recently had surgery for prostate cancer. The surgery was a complete success and they were able to remove all the cancer. I'm happy to inform you that my recovery is going extremely well. I've resumed a full work and travel schedule, and I'm feeling great. My sincere thanks to all of you who sent me a card or dropped me a note.

I trust everyone has received and reviewed our earnings release that was distributed earlier this morning. I'll provide an overview of our strong performance in the second quarter and first half of fiscal 2003. Following that, our group presidents, Kevin and Steve, will provide an update on their respective operations. Then, Suku will outline our financial position and discuss our outlook for the third quarter and all of fiscal 2003. Finally, we'll address your questions.

We are very pleased to report a strong second quarter. Net earnings increased 69 percent; operating profit grew 47 percent; total revenues rose 10 percent; and total advertising revenues increased 17 percent.

For the first six months, net earnings rose 49 percent; operating profit increased 37 percent; total revenues were up 8 percent; and advertising revenues rose 12 percent.

In the second quarter, improved profit contribution was broad-based throughout the Company. In publishing, most of our magazine operations - including our two largest titles, Better Homes and Gardens and Ladies' Home Journal - our book business, and our interactive media operations improved operating results. In broadcasting, we posted increased profit contribution at all of our stations.

Broadcasting's second quarter was the third consecutive quarter of year-over-year operating profit improvement.

--	Operating profit increased 67 percent for the second quarter and 73 percent for the first six months.
--	On a same station basis, revenues grew 25 percent both in the second quarter and first half of the fiscal year.
--	The stations in our two largest markets, Atlanta and Phoenix, significantly increased news ratings in the November book. And
--	Most of our other stations improved ratings for news and syndicated programming in the November book. Kevin will provide more details.

Broadcasting's results reflect our actions to improve our sales efforts, newscasts, and overall programming. These actions and our Broadcasting Group's excellent execution were key drivers of our strong quarter and first half. They will also be the fundamental elements to future financial improvement.

Our Publishing Group produced a very solid quarter and first six months.

--	Operating income grew 21 percent in the second quarter and was up 15 percent for the first six months.
--	Total publishing revenues increased 8 percent in the second quarter and 5 percent in the first half.
--	We acquired the American Baby Group in December. This expands our already-strong publishing portfolio to younger families and the Hispanic market, and
--	According to PIB, our Publishing Group advertising revenues continued to outpace the industry.

Looking at the entire company, we maintained our excellent financial position in the second quarter. Including the American Baby acquisition, which was financed with existing credit facilities and cash on hand, our debt to EBITDA ratio at December 31 was a conservative 2.2.

Now, I will turn the call to Kevin for an update of the Broadcasting Group.

BROADCASTING

KEVIN O'BRIEN

Thanks Bill. Broadcasting's performance in the second quarter and first half of fiscal 2003 provide further evidence that we are on track to achieve our stated long-term objective of a 40 percent EBITDA margin.

-- Second quarter EBITDA margin improved to 39 percent from 30 percent in the comparable quarter. For the first six months our EBITDA margin was 32 percent, up from 24 percent in the same period of fiscal 2002.

-- As Bill noted, our same station revenues were up 25 percent for the quarter, which compares to 19 percent growth for the industry as reported by TVB.

-- Political advertising revenues were $14.1 million in the quarter.

-- Excluding political advertising, same-station broadcasting revenues increased 3 percent in the second quarter and 8 percent for the first half. These growth rates are not indicative of the growth we would have produced in a non-political environment because political advertising displaced some non-political advertising during both periods.

Broadcasting's performance was strong across our station group in the second quarter. All of our stations improved operating profit. Hartford, Atlanta, Phoenix, Saginaw, and Las Vegas each increased profit contribution by at least 60 percent from the comparable period. All of our individual stations and our Portland duopoly increased revenue during the quarter.

We were particularly encouraged by the results at our two largest-market stations, WGCL in Atlanta and KPHO in Phoenix. Both stations grew revenues and profits significantly and posted strong increases in ratings. All of the ratings figures that I will discuss are from the recent November sweeps for adults 25 to 54.

WGCL, our CBS-affiliate in Atlanta, improved its late night newscast rating by 39 percent, the largest gain of any late news in the Atlanta market. It increased its 6 p.m. newscast rating 140 percent, while the ABC and NBC affiliates both lost ground in the same time slot. And, it doubled both its 5 and 5:30 p.m. newscast ratings.

KPHO in Phoenix posted a 60 percent ratings gain for its late newscast; a 50 percent rating gain for its 6 p.m. newscast; a 17 percent gain for its 5 p.m. newscast; and gains of 150 percent or better for its three early morning newscasts.

The strong ratings performance was not limited to Atlanta and Phoenix.

-- In Las Vegas, ratings for late news increased 14 percent, and the 7 to 9 a.m. newscast's ratings rose 33 percent.

-- In Kansas City, late news increased 18 percent, the 5 p.m. newscast was up 43 percent, and noon news gained 75 percent.

-- In Hartford, WFSB was the number one station in all early evening newscasts, improving ratings more than 20 percent in each half hour, while Oprah's rating rose 35 percent for the late afternoon access period.

-- In Greenville, which was converted to a metered market this year, WHNS posted a 63 percent ratings gain in its late news. The station's ratings for prime time increased more than 30 percent and access programming improved nearly 60 percent.

Our duopoly in Portland has performed well. The integration of our two stations, KPTV and KPDX, is complete and the affiliation switch was finalized in September. Combined revenues of the two stations rose 14 percent in the second quarter and 12 percent year to date. Most importantly, it is expected the duopoly will significantly increase cash flow this fiscal year, compared to the performance of the two stations in the previous year.

Broadcasting continues to build on our Cornerstone programs that utilize Meredith Publishing resources as a competitive advertising advantage. Each quarter we feature one group-wide promotion that combines Meredith Publishing content, such as Better Homes and Gardens or Ladies' Home Journal, with a local advertising promotion. Revenues from these programs rose 24 percent in the first six months of fiscal 2003, compared to same period of fiscal 2002.

In addition, we are mandating that each station creates "opportunity programs" every quarter to further leverage our publishing assets. For example, WGCL in Atlanta included editorial materials from Traditional Home in a decorating program and KCTV in Kansas City used recipes and tips from Better Homes and Gardens in a tailgating guide.

Looking forward, we are building momentum in the third quarter based on our improved ratings in the November book. Currently, with about half of our bookings for the third quarter complete, same-station advertising pacings are running up in the low double-digits. Remember, pacings are a snaphot at a particular time and recently they have been quite volatile.

To conclude, we remain focused on improving the performance of our existing broadcasting assets. Our actions to improve our management team, sales practices, newscasts, and overall programming resulted in improved ratings and strong financial results in the second quarter of fiscal 2003. We increased operating profit 67 percent; improved EBITDA margin nearly 900 basis points; and grew same-station revenues 25 percent.

Now I'll turn it over to Steve for a publishing update.

PUBLISHING

STEVE LACY

Thanks, Kevin. I'll start with a quick look at publishing's very solid results for the second quarter and the first six months of fiscal 2003. Then I'll discuss our magazine operations, including our acquisition of the American Baby Group; our book business; and our interactive media operations.

From a financial perspective:

-- As Bill noted, publishing operating profit increased 21 percent in the second quarter and was up 15 percent for the first six months of fiscal 2003.

-- Comparable advertising revenues rose in the low double-digits for the second quarter and in the mid single digits for the first half of the fiscal year. Comparable revenues exclude American Baby magazine. This solid advertising demand was a key driver of our second quarter performance.

-- Our book operations continued to perform very well. In the second quarter, revenues grew in the high 20s and profit contribution nearly doubled. For the first six months, book revenues grew in the mid-20s and profit contribution more than doubled.

Publishing's second quarter performance was led by Better Homes and Gardens, Ladies' Home Journal, several of our mid-sized titles, and our book group. In addition, our interactive media business improved results during the quarter.

Our flagship publication, Better Homes and Gardens, continued its strong advertising performance during the second quarter of fiscal 2003. Advertising revenues for the title were up in the mid-single digits. Better Homes and Gardens also improved its market share to 29 percent, up 1 percentage point for the 12 months ending with the December issues. That was 11 points better than its nearest competitor. Excluding Rosie- which we will do going forward - Better Homes' share of women's service field revenues rose nearly 2 percentage points to 32 percent for the 12-month period.

Ladies' Home Journal, our second largest title, also improved advertising revenue during the quarter, with gains in the low-single digits. In the March issue, we will debut our redesigned editorial for Ladies' Home Journal centered on family connections. Eight new sections will focus on the rewards and responsibilities of family life today. This will build on the long-term tradition of Ladies' Home Journal and fill a niche in the market not being addressed by competitors.

For the 12-month period ending with the December issues, Better Homes and Gardens and Ladies' Home Journal increased their combined share of the women's service field advertising revenues by 1 percentage point to 40 percent, according to PIB. Excluding Rosie, Better Homes and Gardens and Ladies' Home Journal increased their share by nearly two percentage points to 43 percent for the 12-month period.

Our mid-sized titles continued to perform well. Advertising revenues grew in the mid-single digits for Country Home; in the high-single digits for MORE; and more than doubled at Traditional Home, which published an additional issue during the quarter as part of our plan to increase frequency of the title to eight issues per year.

In early calendar year 2003, we are raising the rate bases for four of our mid-sized titles including, Country Home to 1.2 million from 1.1 million; MORE to 850,000, from 750,000; Midwest Living to 850,000 from 815,000; and Traditional Home to 925,000 from 825,000. Now, Traditional Home provides advertisers the highest rate base in its category ahead of ARCHITECTURAL DIGEST and HOUSE BEAUTIFUL.

Our Special Interest Publications grew advertising revenues more than 30 percent in the quarter. These results reflect our actions to group our Special Interest titles by subject, such as building and remodeling or food, and offer network buys to advertisers.

One of publishing's strategic priorities is to expand our portfolio to younger families. Our acquisition of the American Baby Group is an excellent example of an action taken to accomplish that strategic objective.

The American Baby Group is anchored by American Baby magazine, which has a circulation of 2 million and reaches more than 7 million readers monthly. According to PIB, American Baby magazine grew advertising revenue 22 percent and advertising pages 17 percent in calendar 2002. The group also includes Childbirth and First Year of Life magazines, television programs, web sites, sampling programs, custom publications, expos and product shows. In addition, the group provides us with a presence in the rapidly-expanding Hispanic market.

While it has been a short time since the completion of the American Baby acquisition, the initial integration has gone well. Key American Baby personnel have been retained and our Corporate Solutions sales force is including the American Baby portfolio in Meredith advertising packages.

From a client perspective, we are meeting with American Baby advertisers to better understand their needs and explain the benefits of Meredith's home and family expertise. We assigned the responsibility to sell automotive advertising into the American Baby portfolio to a senior Meredith advertising executive with automotive experience. Initial response has been quite encouraging. We also see an opportunity to attract non-endemic advertisers to American Baby. These advertisers already know other Meredith magazines and it makes sense to include American Baby's titles.

Our book operations posted an outstanding quarter and first half, and their strong performance was broad-based across our lineup.

-- To date, we have shipped approximately 850,000 copies of the 12th edition of the Better Homes and Gardens New Cook Book to retailers.

-- Unit sales for our Home Improvement 1-2-3 series of books at The Home Depot were up more than 20 percent in the first half of fiscal 2003. And,

-- To date, we have commitments for approximately 300,000 copies of our first book, in a series of books, based on Trading Spaces, the hit decorating show on The Learning Channel cable network. Leading mass market, book, and home improvement retailers will begin selling this book in March.

During the second quarter, we continued expanding our retail programs, which are designed to increase advertising in our magazines by building stronger links between our magazine advertising clients and the individual consumer through leading retailers.

For Publix Super Markets, a leading food retailer in the Southeast, our integrated marketing business will custom publish a series of 32-page magazines to be mailed to Publix's customers and distributed in stores. In addition to the magazines, this program includes in-store promotions and circulars tied to the magazine mailings. The first of this series will be distributed in February and will be focused on Italian cooking.

Our Interactive Media operations posted materially improved results in the second quarter. Advertising revenues nearly doubled. Page views grew nearly 70 percent and averaged approximately 68 million per month in the quarter. Unique visitors increased nearly 90 percent to average nearly 5 million per month in the quarter. All were quarterly records. Internet traffic continues to grow at our anchor site, bhg.com, which averaged 3.4 million visitors per month in the quarter, compared to 1.9 million average monthly visitors in the second quarter of fiscal 2002.

We continue generating magazine subscriptions over the Internet. In the second quarter, we sold over 60 percent more magazine subscriptions over the Internet than in the comparable quarter.

For the third quarter of fiscal 2003, we see a continuation of the solid first-half performance. Publishing's advertising revenues are running up in the low teens.

To summarize, our Publishing Group performed well in the second quarter of fiscal 2003. Operating profit increased 21 percent; total publishing revenues grew 8 percent; and advertising revenues grew in the low double-digits for comparable titles. These results are reflective of our excellent execution of our plan. We continue to build on our preeminent position in the home and family markets through our strong brands; our ability to serve clients with broad and deep advertising marketing capabilities; and our portfolio expansion.

With that, I'll turn it over to Suku for a financial update.

FINANCIAL

SUKU RADIA

Thanks Steve. As you've heard, we are very pleased with our second quarter financial performance, which is the third consecutive quarter of improved year-over-year EPS.

As a reminder, on July 1, 2002 we adopted SFAS No. 142, which changes the accounting rules for goodwill and other intangible assets with indefinite lives. Our previously reported earnings of $0.17 per share for the second quarter of fiscal 2002 included $0.08 per share of goodwill amortization expense, net of tax, that would not have been required had SFAS No. 142 been in effect.

In the second quarter of fiscal 2002, we recorded nonoperating income of $2 million, or $0.02 per share, from the proceeds of a demutualization of an insurance company with whom Meredith holds policies.

Some of the key results for the second quarter and first six months of fiscal 2003 were:

-- Net earnings grew 69 percent in the quarter and 49 percent year-to-date.

-- Net interest expense was $6.5 million in the second quarter of 2003, versus $7.3 million in the comparable quarter. This decrease was due to a lower daily average debt level and a favorable mark-to-market adjustment on our interest rate swaps. For the first six months of fiscal 2003, net interest expense was $14.8 million, compared to $14.5 million in first half of fiscal 2002.

-- Total operating costs for the quarter were $213.4 million, up 6 percent. Production, distribution, and editorial expenses increased, in part, due to higher postage costs and higher volume-related production and editorial costs, offset by lower paper costs. Selling, general, and administrative expenses increased primarily due to the direct mail investment of approximately $2 million that we made earlier than planned, more aggressive sales and promotional efforts in broadcasting, and higher performance-based, incentive accruals. For the first six months, total operating costs were $428.3 million, up 4 percent.

-- Total debt was $424 million at Dec. 31, 2002, up $59 million from $365 million as of September 30th. This reflects our $115 million acquisition of American Baby that was financed with existing credit facilities and cash on hand.

-- Our effective tax-rate remained at 38.7 percent.

-- Capital expenditures were $8.4 million in the quarter and $17.0 million in the first six months. We expect total fiscal 2003 capital spending to be approximately $35 million. And,

-- We purchased approximately 111,000 shares in the second quarter of fiscal 2003, which brings year-to-date share repurchases to more than 325,000 shares.

GUIDANCE

For the third quarter of fiscal 2003, our publishing advertising revenues are up in the low teens. On a same-station basis, broadcasting pacings are up in the low double-digits. Broadcasting pacings are a snapshot in time, change frequently and recently have been quite volatile.

We are comfortable with the current First Call consensus of $0.48 per share for the third quarter, assuming world events do not materially interrupt our businesses. Our net earnings for the third quarter of fiscal 2002 were $21.8 million or $0.43 per share, adjusted for the amortization provisions of SFAS No. 142.

Consistent with what we have stated earlier, American Baby is expected to be slightly accretive for the remainder of our fiscal year. American Baby is not expected to have a material impact on our third quarter results due to approximately $2 million of intangible amortization, which is based on an independent valuation of this acquisition and is pursuant to the provisions of SFAS No. 141. In the fourth quarter and thereafter, this amortization is expected to be approximately $200,000 per quarter.

Looking at the full fiscal year, we believe earnings will range from $1.65 to $1.75 per share, before the charge related to the adoption of SFAS No. 142. This outlook reflects our performance to date, the acquisition of American Baby, the potential for incremental direct mail investment in the second half of fiscal 2003, and the assumption world events will not materially interrupt our businesses. Our fiscal 2002 net earnings before special items were $72.4 million or $1.42 per share, adjusted for the amortization provisions of SFAS No. 142.

Now I'll turn the call back to Bill for concluding remarks.

BILL KERR

Thanks Suku. Before we open the lines for questions, let me reiterate a few key messages. We have a solid financial structure and our businesses generate significant cash flow. We are pleased by our results for the second quarter and first half of fiscal 2003 and our start to the third quarter. Broadcasting continues its improvement and provides evidence that we are on the right track to reach our long-term goals. Publishing continues to execute very well by leveraging our leadership in the home and family markets and expanding that portfolio to serve younger and more-diverse audiences.

At this time, we will address your questions.